CINTAS CORPORATION REPORTS THIRD QUARTER SALES AND PROFITS

CINCINNATI, March 15, 2004 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for the third quarter of fiscal 2004 of $697 million, a 5 percent increase from the previous year’s third quarter revenue of $664 million. Net income of $66.5 million increased 13 percent from $59 million last year and earnings per share of $.39 increased 15 percent from $.34 last year.

Scott D. Farmer, Chief Executive Officer, stated, “We are pleased to report another solid quarter of performance. Our rental revenue grew 4.6 percent on an organic basis, up from an organic growth rate of 4.2 percent in the second quarter and 2.8 percent in the first quarter of this fiscal year. Other services revenue, which is primarily the sale of uniforms and first aid and safety products and services, rose 6.3 percent during the quarter, but flat on an organic basis compared to the prior year. Total revenue for the company increased 5 percent on a reported basis and 3.7 percent on an organic basis.”

Mr. Farmer continued, “The government recently reported weak growth in U.S. employment and we are generally not seeing any clear signs of headcount increases at our existing customers. Cintas’ business has historically lagged an economic upturn by several months. We have found that companies increase the number of hours worked before they increase their headcount, and this economic cycle is no different. However, we continue to see positive signs of customers’ willingness to order other Cintas products and services including entrance mat services, restroom supply services and first aid and safety services.”

Mr. Farmer said, “We are pleased with the tremendous progress we have made in improving our gross margins. Gross margins improved 110 basis points to 42.4 percent of revenue in the third quarter compared to 41.3 percent the prior year. Our acquisition of Omni Services in May 2002 is contributing nicely to profits. And, we recently initiated a Six Sigma effort in our company. Six Sigma is an analytical process that assists companies in improving quality and customer satisfaction while reducing cycle time and operating costs. We are very pleased with our progress in this new endeavor and are optimistic about the improved efficiencies it will bring to our company. Our company, like many others, has experienced increased costs in providing quality healthcare benefits for our partners and other personnel costs such as state and federal unemployment costs and workers compensation benefits. However, on an after-tax basis, our margin improved 60 basis points to 9.5 percent of revenue, which indicates we are managing these cost pressures effectively.”

Strong Balance Sheet

The Company’s balance sheet is strong and the company has reduced its long-term debt to total capitalization from 27 percent at February 28, 2003 to 21 percent at February 29, 2004. Cash and marketable securities reached $249 million, an increase of $172 million, or 222 percent, from February 28, 2003. Shareholders’ equity is $1.8 billion, compared to $1.6 billion last year.

Outlook

Mr. Farmer commented, “We have tightened our guidance for the remainder of fiscal 2004 which is within the guidance we provided at the beginning of this fiscal year. For fiscal 2004, which ends May 31, 2004, our forecast is for revenue to be in a range of $2.78 to $2.82 billion compared to fiscal 2003‘s revenue of $2.69 billion. Our guidance for earnings per share is $1.55 to $1.59 compared to $1.45 for fiscal 2003.”

Recent Developments

Cintas is consistently recognized as a leader in customer service and workplace practices.

In the January edition of Forbes magazine, Cintas was named among “America’s Best Managed Companies”. Forbes identified Cintas as a “solid achiever” and “a company that exudes excellence” in management and financial performance.

In February, Fortune magazine named Cintas the number one “Most Admired” company in the diversified outsourcing services sector. The recognition marks the fourth consecutive year Cintas has made Fortune’s overall list and the second time the company has topped the industry list.

In December 2003, Cintas was ranked number four among the best employers in Canada according to the Report on Business magazine. Hundreds of Cintas partners from British Columbia to Quebec participated in the research, conducted by Hewitt Associates in their survey of leading businesses throughout Canada.

“Being named one of America’s most admired and best managed companies, and one of the best employers in Canada, speaks volumes about our employee-partners. We consider all of these ‘votes of confidence’ very important in measuring our ability to deliver quality products and services, and enhance the long-term value of our company for partners, shareholders and customers,” said Scott Farmer.

In February, Cintas announced that Joyce Hergenhan has become a member of the Cintas Board of Directors. Ms. Hergenhan is the recently retired vice president for corporate public relations for General Electric Company and president of the GE Foundation. During her 22-year tenure, Ms. Hergenhan worked closely with then-CEO Jack Welch during GE’s transition from a traditional manufacturing company to the world’s largest diversified technology and services company. Mr. Farmer added, “We are proud to have Joyce as a member of our board of directors and look forward to the many contributions she will make as a Cintas partner.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products and first aid and safety products for over 500,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 34 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211
Karen L. Carnahan, Vice President and Treasurer--513-573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended				Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003	% Chng.		Feb. 29, 2004	Feb. 28, 2003	% Chng.
Revenue:
Rentals	$547,474	$523,195		4.6	$1,634,334	$1,573,162	3.9
Other services	149,466	140,562		6.3	441,571	437,279	1.0

Total revenue	$696,940	$663,757		5.0	$2,075,905	$2,010,441	3.3

Costs and expenses (income):
Cost of rentals	$303,471	$293,938		3.2	$906,951	$876,029	3.5
Cost of other services	97,758	95,403		2.5	292,358	294,160	-0.6
Selling and administrative expenses	185,019	174,192		6.2	538,103	526,870	2.1
Interest income	(806)	(825)		-2.3	(1,779)	(2,176)	-18.2
Interest expense	5,958	7,434	-	19.9	19,306	23,470	-17.7
Write off of loan receivable	--	--		N/A	4,343	--	N/A

Total costs and expenses	$591,400	$570,142		3.7	$1,759,282	$1,718,353	2.4

Income before income taxes	$105,540	$93,615		12.7	$316,623	$292,088	8.4
Income taxes	39,047	34,560		13.0	117,146	108,046	8.4

Net income	$66,493	$59,055		12.6	$199,477	$184,042	8.4

Per share data:
Basic earnings per share	$0.39	$0.35		11.4	$1.17	$1.08	8.3

Diluted earnings per share	$0.39	$0.34		14.7	$1.16	$1.07	8.4

Basic shares outstanding	171,088	170,322			170,847	170,177
Diluted shares outstanding	172,684	171,963			172,215	172,138

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003	% Chng.	Feb. 29, 2004	Feb. 28, 2003	% Chng.
EBIT	$110,692	$100,224	10.4	$334,150	$313,382	6.6
EBIT/Revenue	15.9%	15.1%		16.1%	15.6%
EBITDA	$146,553	$135,906	7.8	$441,345	$422,376	4.5
EBITDA/Revenue	21.0%	20.5%		21.3%	21.0%
Rental gross margin	44.6%	43.8%		44.5%	44.3%
Other services gross margin	34.6%	32.1%		33.8%	32.7%
Total gross margin	42.4%	41.3%		42.2%	41.8%
Net margin	9.5%	8.9%		9.6%	9.2%

Depreciation and amortization	$35,861	$35,682	0.5	$107,195	$108,994	-1.7
Capital expenditures	$27,998	$29,065	-3.7	$85,019	$80,447	5.7

Long-term debt to capitalization	21.0%	26.5%		21.0%	26.5%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Feb. 29, 2004	Feb. 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$113,752	$42,175
Marketable securities	135,106	35,024
Accounts receivable, net	276,718	273,372
Inventories	204,196	230,171
Uniforms and other rental items in service	295,188	302,328
Prepaid expenses	8,072	8,078

Total current assets	1,033,032	891,148

Property and equipment, at cost, net	782,318	772,614

Goodwill	756,118	708,445
Service contracts	137,988	146,432
Other assets	45,548	58,574

	$2,755,004	$2,577,213

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,902	$49,912
Accrued liabilities	186,275	187,942
Income taxes:
Current	33,355	40,293
Deferred	54,263	58,285
Long-term debt due within one year	22,250	16,223

Total current liabilities	345,045	352,655

Long-term debt due after one year	482,576	566,737

Deferred income taxes	116,651	88,033

Shareholders' equity:
Preferred stock, no par value, 100,000 shares
authorized, none outstanding	--	--
Common stock 171,174,295 and 170,420,402
shares issued and outstanding, respectively	87,784	71,303
Retained earnings	1,717,914	1,503,174
Other accumulated comprehensive income (loss):
Foreign currency translation	6,728	(2,023)
Unrealized loss on derivatives	(1,694)	(2,666)

Total shareholders' equity	1,810,732	1,569,788

	$2,755,004	$2,577,213

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	Feb. 29, 2004	Feb. 28, 2003
Cash flows from operating activities:

Net income	$199,477	$184,042

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	87,808	87,700
Amortization of deferred charges	19,387	21,294
Deferred income taxes	20,884	5,355
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	4,151	10,735
Inventories	25,965	(36,169)
Uniforms and other rental items in service	10,533	(21,388)
Prepaid expenses	(476)	2,120
Accounts payable	(5,556)	(10,556)
Accrued compensation and related liabilities	844	(2,521)
Accrued liabilities	(19,409)	(17,186)
Income taxes payable	16,828	28,502

Net cash provided by operating activities	360,436	251,928

Cash flows from investing activities:

Capital expenditures	(85,019)	(80,447)
Proceeds from sale or redemption of marketable securities	32,174	14,038
Purchase of marketable securities	(141,860)	(4,604)
Acquisitions of businesses, net of cash acquired	(49,836)	(24,535)
Other	9,695	(12,732)

Net cash used in investing activities	(234,846)	(108,280)

Cash flows from financing activities:

Repayment of long-term debt	(53,334)	(150,092)
Stock options exercised	6,360	3,987
Other	2,897	4,004

Net cash used in financing activities	(44,077)	(142,101)

Net increase in cash and cash equivalents	81,513	1,547
Cash and cash equivalents at beginning of period	32,239	40,628

Cash and cash equivalents at end of period	$113,752	$42,175